Exhibit 99.1


FOR IMMEDIATE RELEASE                            Contact:  Robert E. Klem, Ph.D.
                                                                  JBL Scientific
                                                                    805-544-8524



              NASDAQ TO MAINTAIN GENTA'S LISTING ON SMALLCAP MARKET
                   RESUMES TRADING AS "GNTA" EFFECTIVE JULY 24


         SAN DIEGO, CA - July 23, 1997--Genta Incorporated (Nasdaq: GNTAC; GNTA as of 7/24/97) announced that it has been informed by the Nasdaq that it has met the terms for continued listing set forth in the April 11, 1997 revised exception of the Nasdaq Listings Qualifications Panel and that Genta's Common Stock will therefore continue to be listed on The Nasdaq SmallCap Market. In conjunction with this decision, Genta will resume trading under the symbol "GNTA" as of July 24, 1997.

         In recent months Genta has continued its listing on The Nasdaq SmallCap Market via an April 11, 1997 revised exception of the Nasdaq Listing Qualifications Panel from the bid price and capital and surplus requirements of The Nasdaq SmallCap Market. Genta recently met the final requirement of the revised exception by filing, within the time limits specified, a pro forma June 30, 1997 balance sheet evidencing a minimum of $6 million in capital and surplus.

         "Nasdaq sets stringent standards for listing, and we are pleased that we meet them," said Michael S. Weiss, Interim Chairman of Genta Incorporated.

         As previously announced, Genta recently completed a private placement of equity securities. A total of 161.58 Premium Preferred Units(TM) were sold in this offering, resulting in gross proceeds of approximately $16.2 million. Each Unit consists of 1,000 shares of Genta Series D Preferred Stock, par value $.001 per share, stated value $100.00 per share, and warrants to purchase 5,000 shares of Genta Common Stock, par value $.001 per share, at any time prior to the fifth anniversary of the final closing. Each share of Series D Preferred Stock initially is convertible into 106 shares of Common Stock.

         "We are gratified by the market's enthusiastic reception of our private placement," Weiss added. Mr. Weiss previously noted that the funds from the placement will be used to accelerate Genta's clinical trials for its proprietary Anticode(TM) (antisense) products which are intended to treat cancer at its genetic source. Genta will also seek ad-


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ditional acquisition candidates which support its strategy of building a product portfolio that represents varying degrees of development risk and market potential.

         The statements contained in this press release that are not historical are the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and
Exchange  Act  of  1934,   as  amended   including   statements   regarding  the
expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Genta Incorporated (Nasdaq: GNTAC; GNTA as of 7/24/97) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.


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